                                                                   Exhibit 10.22
                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of January 19, 2000 and effective as of the Effective Date (as defined below), is made by and between Dayton Superior Corporation, an Ohio corporation (together with any successor thereto, the "Company"), and Jaime Taronji, Jr. (the "Executive").

                                    RECITALS

         WHEREAS, the Executive has prior to the date hereof been employed by the Company (or one of its subsidiaries) as Vice President and General Counsel and Secretary; and

         WHEREAS, it is the desire of the Company to assure itself of the continuity of the management services of the Executive following the consummation of the merger contemplated by the Agreement and Plan of Merger by and between the Company and Stone Acquisition Corp. dated as of January 19, 2000 (the "Merger Agreement"); and

         WHEREAS, it is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform such services under the terms hereof, and the Executive desires to commit himself to serve the Company on the terms herein provided; and

         WHEREAS, the Company and the Executive intend this Agreement to be effective as of the consummation of the merger contemplated in the Merger Agreement (the "Effective Date"); and

         WHEREAS, the Company and the Executive intend that if the merger contemplated in the Merger Agreement is not consummated, this Employment Agreement shall be of no force or effect.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.       Certain Definitions.
         -------------------

         (a) "Annual Base Salary" shall have the meaning set forth in SECTION 4.

         (b) "Board" shall mean the Board of Directors of the Company.

         (c) The Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's:

             (i) willful or gross misconduct or material failure in the performance of his duties and responsibilities hereunder, other than any such failure resulting from the

Executive's Disability, which misconduct or failure continues beyond 14 days after the Company notifies the Executive, in writing, of the Company's finding of such misconduct or failure; or

             (ii) conviction of or plea of guilty or NOLO CONTENDRE to, a felony, or a crime involving moral turpitude; or

             (iii) fraud or personal dishonesty involving the Company's assets.

         (d) "Common Stock" shall mean the common stock of the Company, $0.01 par value per share.

         (e) "Company" shall have the meaning set forth in the preamble hereto.

         (f) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, or, (ii) if the Executive's employment is terminated pursuant to SECTION 5(A)(II) - (V), the date specified in the Notice of Termination.

         (g) "Disability" shall mean the absence of the Executive from the Executive's duties to the Company on a full-time basis for a total of 180 days during any twelve month period as a result of physical, mental or emotional incapacity due to illness, injury or disease.

         (h) "Effective Date" shall have the meaning set forth in the recitals hereto.

         (i) "Executive" shall have the meaning set forth in the preamble hereto.

         (j) "Management Stockholders' Agreement" shall mean that certain Management Stockholders' Agreement to be entered into by and among the Company, Odyssey Investment Partners Fund, LP, the Executive and the other stockholders party thereto effective as of the Effective Date, the terms of which have previously been accepted by Executive pursuant to that certain letter agreement and Management Compensation and Equity Term Sheet dated as of the date hereof and attached hereto.

         (k) "Merger Agreement" shall have the meaning set forth in the recitals hereto.

         (l) "Notice of Termination" shall have the meaning set forth in SECTION 5(B).

         (m) "Option Agreements" shall mean the written agreements between the Company and the Executive pursuant to which the Executive holds or is granted options to purchase Common Stock, including, without limitation, agreements evidencing options granted under the Option Plan and agreements governing the terms of "Roll-Over Options" (as defined in the Management Stockholders' Agreement).

         (n) "Option Plan" shall mean the 2000 Stock Option Plan of Dayton Superior Corporation, as amended from time to time.

         (o) "Options" as of any date of determination shall mean options held by the Executive as of such date to purchase Common Stock of the Company.

         (p) "Stock Option Agreement" shall have the meaning set forth in
SECTION 4(C).

         (q) "Prohibited Competition" shall have the meaning set forth in
SECTION 9(B).

         (r) "Term" shall have the meaning set forth in SECTION 2(B).

2.       Employment.
         ----------

         (a) The Company shall employ the Executive, and the Executive shall continue in the employ of the Company, for the period set forth in this SECTION 2, in the positions set forth in SECTION 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period of 3 years beginning on the Effective Date, unless earlier terminated as provided in SECTION 5.

         (b) The employment term hereunder shall automatically be extended for successive one (1) year periods ("Extension Terms" and, collectively with the Initial Term, the "Term") unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable Term.

3. POSITION AND DUTIES. The Executive shall serve as Vice President and Counsel Secretary of the Company with such responsibilities, duties and authority as are customary for someone serving in such position at companies similar in size to the Company, together with such other duties and responsibilities as may from time to time be assigned to the Executive by the Board and the Chief Executive Officer of the Company, consistent with his position. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided that it shall not be considered a violation of the foregoing for the Executive to (i) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, and (ii) manage his personal investments, so long as none of such activities significantly interferes with the Executive's duties hereunder.

4.       Compensation and Related Matters.
         --------------------------------

         (a) ANNUAL BASE SALARY. During the Term, the Executive shall receive a base salary at a rate of $176,000 per annum ("Annual Base Salary"), payable in accordance with the Company's standard payroll procedures. The rate of Annual Base Salary shall be subject to increase as determined by the Board in its discretion.

         (b) BONUS. During the Term, the Executive shall be eligible to participate in the Company's executive annual bonus plan as in effect from time to time.

         (c) STOCK OPTIONS. Effective as of the Effective Date, the Executive shall be awarded options to purchase shares of Common Stock pursuant to the Option Plan and one or more written Stock Option Agreements to be entered into by and between the Company and the Executive.

         (d) BENEFITS. During the Term, the Executive shall be entitled to participate in the employee benefit plans, programs and arrangements of the Company (including vacation) in effect as of the date hereof (or, to the extent determined by the Board, in effect hereafter) which are applicable to the senior officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration generally thereof. Furthermore, during the first 12 months of the Term following the Effective Date, the benefits provided under such employee benefit plans, programs and arrangements (other than any stock option, restricted stock or other equity based plan) shall, in the aggregate, be substantially equivalent to the benefits provided by the Company as of the Effective Date (other than any stock option, restricted stock or other equity based plan).

         (e) EXPENSES. The Company shall reimburse the Executive for all reasonable travel and other business expenses properly incurred by him in the performance of his duties to the Company, in accordance with the Company's documentation and other policies with respect thereto.

5.       Termination.
         -----------

         The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

         (a) Circumstances.
             -------------

             (i) DEATH. The Executive's employment hereunder shall terminate upon his death.

             (ii) DISABILITY. If the Company determines in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

             (iii) TERMINATION FOR CAUSE. The Company may terminate the Executive's employment hereunder for Cause at any time.

             (iv) TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment hereunder without Cause at any time.

             (v) RESIGNATION. The Executive may resign his employment upon 30 days written notice to the Company.

         (b) NOTICE OF TERMINATION. Any termination of the Executive's employment by the Company or by the Executive under this SECTION 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination (a "Notice of Termination"). For purposes of this Agreement, the "Date of Termination" shall be (i) with respect to any termination by reason of Executive's Disability, 30 days following the receipt of the notice described in
SECTION 5(A)(II), (ii) with respect to Executive's termination for Cause, the date of the Notice of Termination, and (iii) with respect to the Executive's termination for any other reason, at least 30 days following the date of the Notice of Termination.

6.       Severance Payments.
         ------------------

         (a) TERMINATION FOR ANY REASON. In the event the Executive's employment with the Company is terminated for any reason, the Company shall pay the Executive (or his beneficiary in the event of his death) any unpaid Annual Base Salary that has accrued as of the Date of Termination, any unreimbursed expenses due to the Executive and an amount for accrued but unused sick days and vacation days. The Executive shall also be entitled to accrued, vested benefits under the Company's applicable employee benefit plans, programs and arrangements as provided therein. The Executive shall be entitled to the additional payments and benefits described below only as set forth herein.

         (b) TERMINATION WITHOUT CAUSE. If the Executive's employment shall terminate without Cause (pursuant to SECTION 5(A)(IV)), the Company shall:

             (i) subject to the Executive's compliance with SECTIONS 9 AND 10, pay to the Executive, for the twenty-four month period following the Date of Termination, in accordance with its regular payroll practice, his Annual Base Salary as in effect on the Date of Termination; and

             (ii) for the year in which the termination occurs, pay to the Executive a pro-rated amount of bonus based on the Company's executive annual bonus plan as in effect at that time; and

             (iii) continue for one year the Executive's coverage under the Company medical and dental plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination (or, if the Company amends, replaces or terminates any such plan or program following such Date of Termination, the Company medical and dental plans provided to employees similarly situated to Executive), as if the Executive were an active employee during such time, subject to standard employee contributions by the Executive as are required under such plans, and further subject to the Executive's election of "COBRA" continuation coverage during such period. All post-employment coverage under such plans shall be co-extensive with COBRA continuation coverage required by federal (and where applicable by state) law, and shall cease if the Executive becomes eligible for coverage under another employer's plans.

         (c) TERMINATION BY REASON OF DEATH OR DISABILITY. If the Executive's employment shall terminate by reason of his death or Disability (pursuant to SECTION 5(A)(I) OR (II)), the Company shall:

             (i) subject to the Executive's compliance with SECTIONS 9 AND 10, pay to the Executive (or to his estate or beneficiaries in the event of his death), for the twenty-four month period following the Date of Termination, in accordance with its regular payroll practice, the excess of his Annual Base Salary as in effect on the Date of Termination over the aggregate amount of any payments made to or on behalf of the Executive during such 24-month period under any life insurance, disability insurance or death benefit program maintained by the Company; and

             (ii) for the year in which the termination occurs, pay to the Executive a pro-rated amount of bonus based on the Company's executive annual bonus plan as in effect at that time.

7. SURVIVAL. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

8.       Intentionally Left Blank

9.       Competition.
         -----------

         (a) The Executive shall not engage in any Prohibited Competition (as defined below in SECTION 9(B)) at any time during the Term and for a period of two years thereafter.

         (b) For purposes of this Agreement, the Executive shall be considered to engage in prohibited competition ("Prohibited Competition") if the Executive shall: directly or indirectly, engage in or own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with, or permit his name to be used by or in connection with, any business or organization which produces, designs, conducts research on, provides, sells, leases, distributes or markets accessories, chemicals, forming and related products used in concrete and masonry construction (the "Business") which, directly or indirectly, competes with the Business conducted by Company and its subsidiaries in North America, South America and Europe, it being understood that the foregoing shall not limit the Executive from making passive investments of less than 5% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any recognized automatic quotation system.

         (c) In the event any the terms of this SECTION 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

10.      Nondisclosure of Proprietary Information.
         ----------------------------------------

         (a) Except as required in the faithful performance of the Executive's duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets, and any other information that would be protected under the Uniform Trade Secrets Act in Ohio, of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company). The parties hereto agree that "confidential or proprietary information" shall not include information that (i) is a matter of public knowledge (other than by act of the Executive in violation hereof); (ii) was provided to the Executive (without breach of any obligation of confidence owed to the Company) by a third party which is not an affiliate of the Company or (iii) is required to be disclosed by law or judicial or administrative process.

         (b) Upon termination of the Executive's employment with Company for any reason and upon the Company's request, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning, without limitation, the Company's operations, processes, products, inventions, business practices, business strategy, business development, finances, principals, vendors, distributors, suppliers, customers, potential customers, manufacturing methods, sales methods, marketing methods, costs, prices, contractual relationships, information systems, regulatory status, compensation paid to employees or other terms of employment and/or which contain proprietary information or trade secrets.

         (c) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

11. INJUNCTIVE RELIEF. It is recognized and acknowledged by the Executive that a breach of the covenants contained in SECTIONS 9 AND 10 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in SECTIONS 9 AND 10, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

12. BINDING ON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

13. GOVERNING LAW. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio.

14. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)      If to the Company:

                  Dayton Superior Corporation
                  7777 Washington Village Dr., Suite 130
                  Dayton, OH 45459
                  Attn: General Counsel
                  Phone:  (937) 428-6360
                  Fax:  (937) 428-9115

                  With copies to:

                  Odyssey Investment Partners Fund, LP
                  280 Park Avenue
                  West Tower, 38th Floor
                  New York, New York 10017
                  Attn:  William Hopkins
                  Phone: (212) 351-7900
                  Fax: (212) 351-7925

                  and

                  Latham & Watkins
                  885 Third Avenue, Suite 1000
                  New York, New York  10022
                  Attn: Maureen A. Riley
                  Phone: (212) 906-1200
                  Fax: (212) 751-4864

(b) If to the Executive, to him at the address set forth below under his signature;

                  with a copy to:

                  Squire, Sanders & Dempsey L.L.P.
                  4900 Key Tower
                  127 Public Square
                  Cleveland, OH  44144-1304
                  Attn:  Mary Ann Jorgenson
                  Phone:  (216) 479-8654
                  Fax:  (216) 479-8776


or at any other address as any party shall have specified by notice in writing to the other parties.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17. ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

18. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chairman of the Board. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

19. NO INCONSISTENT ACTIONS. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

20. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Cleveland, Ohio in accordance with the rules of the American Arbitration

Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of SECTIONS 9 OR 10 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond. Each of the parties hereto shall bear its share of the fees and expenses of any arbitration hereunder.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                   THE COMPANY

                                   DAYTON SUPERIOR CORPORATION


                                   By:      /s/ JOHN A. CICCARELLI
                                      ----------------------------------------
                                   Name:   John A. Ciccarelli
                                   Title:  President and Chief Executive Officer

                                   THE EXECUTIVE

                                   /s/ Jaime Taronji, Jr.
                                   -------------------------------------------
                                   Jaime Taronji, Jr.

                         Address:     5 Grandon Road
                                      Dayton, OH 45419